EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT
                             As of December 31, 2000


1.       Sforza Enterprises Inc., a Florida corporation

2.       Castle Room, Inc., a Florida corporation

3.       Clematis Bistro Corporation, a Florida corporation

4.       Sushi Enterprises, Inc., a Florida corporation

5.       Max's Beach Grille, Ltd., a Florida limited partnership

6.       Unique Brickell, Ltd., a Florida limited partnership

7.       Unique Weston, Ltd., a Florida limited partnership

8.       Beach Place GP, Inc., a Florida corporation

9.       Brickell GP, Inc., a Florida corporation

10.      Weston GP, Inc., a Florida corporation